As filed with the Securities and Exchange Commission on April 30, 2024
Registration No. 333-201755
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-201755
UNDER
THE SECURITIES ACT OF 1933
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TD SYNNEX CORPORATION
(Exact name of Registrant as specified in its charter)
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Delaware	44201 Nobel Drive Fremont, CA 94538	94-2703333
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(IRS Employer Identification No.)
TD SYNNEX Corporation 2014 Employee Stock Purchase Plan
TD SYNNEX Corporation 2024 Employee Stock Purchase Plan
(Full title of the plan)
David Vetter
Chief Legal Officer
16202 Bay Vista Drive
Clearwater, FL 33760
(Name and address of agent for service)
(727) 539-7429
(Telephone number, including area code, of agent for service)
Copy to:
Allison Leopold Tilley, Esq.
Pillsbury Winthrop Shaw Pittman LLP
2550 Hanover Street
Palo Alto, CA 94304
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.         ☐

EXPLANATORY NOTE
TD SYNNEX Corporation (the “Company” or the “Registrant”) previously filed a Registration Statement on Form S-8 (File No. 333-201755) with the Securities and Exchange Commission (the “Commission”) on January 29, 2015 (the “Prior Registration Statement”) to register 750,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) reserved for issuance under the Company’s 2014 Employee Stock Purchase Plan, as amended (the “2014 Plan”).
On January 10, 2024, the Company’s board of directors approved and adopted, subject to stockholder approval, the Company’s 2024 Employee Stock Purchase Plan (the “2024 Plan”), and the 2024 Plan became effective on January 15, 2024 (the “Effective Date”). The 2024 Plan was subsequently approved at the Company’s 2024 Annual Meeting of Stockholders held on March 20, 2024 (the “Approval Date”), and, as a result, no further awards will be made under the 2014 Plan. The number of shares of Common Stock authorized for issuance pursuant to the 2024 Plan consists of (i) the number of shares subject to an offering under the 2014 Plan as of the Effective Date, to the extent that the offering expires or terminates or a participant withdraws from the offering without the purchase of such shares of stock; plus (ii) any reserved shares not purchased or subject to an offering under the 2014 Plan on the Effective Date; provided, however, that the total number of shares available for issuance under the 2024 Plan shall not exceed 750,000 (as adjusted for stock splits, stock dividends, combinations, and the like) (the “Rollover Shares”). As of April 30, 2024, there were 750,000 Rollover Shares authorized for issuance pursuant to the 2024 Plan.
In accordance with Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43, the Company is filing this Post-Effective Amendment No. 1 to Form S-8 (the “Registration Statement”) to amend the Prior Registration Statement to register the Rollover Shares reserved for issuance under the 2024 Plan (as such shares are no longer issuable under the 2014 Plan). For avoidance of doubt, the Company is not registering any additional shares of Common Stock that were not previously registered on the Prior Registration Statement or that were not approved by the Company’s stockholders as of the Approval Date.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants as required by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.   Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:
(a)The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2023, filed with the Commission on January 26, 2024 (the “2023 Annual Report”), including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on February 5, 2024 and incorporated by reference into the 2023 Annual Report;
(b)The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2024,  filed with the Commission on April 4, 2024;
(c)The Registrant’s Current Reports on Form 8-K filed with the Commission on December 14, 2023, January 5, 2024, January 12, 2024, January 29, 2024, January 31, 2024, February 29, 2024, March 21, 2024, March 26, 2024, March 28, 2024, March 29, 2024, April 5, 2024, April 8, 2024, April 10, 2024, April 12, 2024, April 18, 2024 and April 22, 2024 (excluding any portion furnished under Item 2.02 and Item 7.01); and

(d)The description of the Registrant’s common stock set forth in Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2021, including any amendments or reports filed for the purpose of updating such description.
In addition, all documents filed by Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any portions thereof furnished by the Registrant, including, but not limited to, information furnished under Item 2.02 and Item 7.01 and any exhibits relating to Item 2.02 or Item 7.01 furnished under Item 9.01 of Form 8-K and any certification required by 18 U.S.C. § 1350), on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities hereby offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.
Item 4.   Description of Securities.
Not applicable.
Item 5.   Interests of Named Experts and Counsel.
Not applicable.
Item 6.   Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article VIII of the Registrant’s Restated Certificate of Incorporation, as amended (Exhibit 3(i).1 to the Quarterly Report on Form 10-Q for the quarter ended February 28, 2022) and Article 6 of the Registrant’s Amended and Restated Bylaws (Exhibit 3(ii).1 to the Annual Report on Form 10-K for the year ended November 30, 2022) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.
The Registrant has entered into Indemnification Agreements (Exhibit 10.6 to the Form S-1 Registration Statement filed on September 5, 2003) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.
Item 7.   Exemption From Registration Claimed.
Not applicable.
Item 8.   Exhibits.

Exhibit No.	Description
5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
23.1	Consent of KPMG LLP, independent registered public accounting firm.
23.2	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (contained on the signature page hereto).
99.1
TD SYNNEX Corporation 2014 Employee Stock Purchase Plan, as amended (incorporated by reference to Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K (File No. 001-31892) for the fiscal year ended November 30, 2021).

99.2	TD SYNNEX Corporation 2024 Employee Stock Purchase Plan (incorporated by reference to the Registrant’s 2024 Proxy Statement on Schedule 14A (File No. 001-31892) filed on February 5, 2024).
Item 9.   Undertakings.
(a)The undersigned Registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement;
(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 30th day of April, 2024.

TD SYNNEX CORPORATION

By:	/s/ Richard T. Hume
Richard T. Hume
President and Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard T. Hume, Marshall W. Witt and David Vetter, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-facts and agents, or his or her substitute or resubstitute, or any of them, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Richard T. Hume Richard T. Hume	President, Chief Executive Officer and Director (Principal Executive Officer)	April 30, 2024
/s/ Marshall W. Witt Marshall W. Witt	Chief Financial Officer (Principal Financial Officer)	April 30, 2024
/s/ John Henry John Henry	Chief Accounting Officer (Principal Accounting Officer)	April 30, 2024
/s/ Ann F. Vezina Ann F. Vezina	Chair of the Board	April 30, 2024
/s/ Kathleen M. Crusco Kathleen M. Crusco	Director	April 30, 2024
/s/ Ting Herh Ting Herh	Director	April 30, 2024
/s/ Hau Lee Hau Lee	Director	April 30, 2024
/s/ Nayaki Nayyar Nayaki Nayyar	Director	April 30, 2024
/s/ Dennis Polk Dennis Polk	Director	April 30, 2024

/s/ Claude J. Pumilia Claude J. Pumilia	Director	April 30, 2024
/s/ Merline Saintil Merline Saintil	Director	April 30, 2024